Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2009

Los Angeles, CA (March 15, 2010) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for its fourth quarter and year ended December 31, 2009.

“Despite the challenges that banks in general have been facing due to current economic conditions, I’m encouraged by 1st Century Bank’s ability and success in growing our core deposit franchise, which increased by over 33% during the year,” said Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of 1st Century Bancshares. “When the economy ultimately normalizes, I believe that we’ll be well positioned to continue to grow our franchise.  Further, we have remained focused on ensuring that our capital ratios are well in excess of those required by our regulators and that our bank offers a safe environment for customer deposits.  At December 31, 2009, the Bank’s total risk based capital ratio was double the regulatory requirement to be deemed “well capitalized” - 20.8% versus 10.0%.  As we’ve grown core deposits, our cost of funds during the year has declined to 66 basis points and our cost of deposits has decreased to 49 basis points.  Our liquidity, as measured by our loan-to-deposit ratio, has improved from 129.6% at the end of last year to 87.6% this year.  In addition, we have aggressively focused on identifying, addressing and effectively resolving our problem assets, which resulted in $5.8 million of net charge-offs during the year and a provision for loan losses of $6.2 million.  At December 31, 2009, our allowance for loan losses to total loans increased to a healthy 3.0%.”

Rothenberg further commented, “The $7.8 million net loss for the year was primarily caused by the $6.2 million provision for loan losses and a $3.5 million deferred tax provision recorded during the third quarter, which was a non-cash accounting item that had no material effect on our regulatory capital.”

Rothenberg added, “Our pre-tax, pre-provision earnings, which excludes the impact of these items, was $1.8 million for the current year as compared to $1.7 million for the same period last year.”

Pre-tax, pre-provision earnings figures, are presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a more comparable basis for evaluating period-to-period operating results. A schedule reconciling GAAP net loss to pre-tax, pre-provision earnings is provided in the table below.

2009 Quarterly and Annual Financial Highlights

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The Bank’s total risk-based capital ratio was 20.79% at December 31, 2009, which is substantially above the regulatory standard of 10.0% for “well-capitalized” financial institutions.  The Bank’s capital consists entirely of common equity and does not include any funding received in connection with the troubled asset relief program (“TARP”), which we declined to apply for and participate in, nor other forms of capital, such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

•

Total deposits increased $53.1 million, or 34.4%, from $154.3 million at December 31, 2008 to $207.4 million at December 31, 2009.  The increase in deposits resulted primarily from an increase in non-interest-bearing and interest-bearing demand deposits, as well as an increase in certificates of deposits, partially offset by a decrease in savings and money market deposits.

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As of December 31, 2009, total assets were $272.1 million, representing an increase of $12.7 million, or 4.9%, from $259.4 million at December 31, 2008.

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Gross loans decreased $18.3 million, or 9.2%, to $181.7 million at December 31, 2009 from $200.0 million at December 31, 2008 due to loan payoffs and paydowns, as well as charge-offs.

•

As of December 31, 2009, the allowance for loan losses was $5.5million, or 3.01% of gross loans, compared to $5.2 million, or 2.59% of gross loans, at December 31, 2008.

•

Provision for loan losses was $6.2 million for 2009 compared to $4.3 million for 2008.

•

Net interest margin for the fourth quarter of 2009 decreased 52 basis points to 3.80% compared to 4.32% for the fourth quarter of 2008.  Net interest margin decreased to 4.13% from 4.63% comparing year ended December 31, 2009 to year ended December 31, 2008.

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Income tax provision for the year ended December 31, 2009 was $3.5 million compared to an income tax benefit of $1.1 million for the year ended December 31, 2008.  The income tax provision was related to recording of a valuation allowance against the Company’s deferred tax assets.

•

Net loss was $3.5 million or $0.39 per diluted share and $7.8 million or $0.86 per diluted share for the fourth quarter and the year ended December 31, 2009, respectively, compared to net loss of $1.9 million or $0.19 per diluted share and $1.5 million or $0.15 per diluted share for the fourth quarter and the year ended December 31, 2008, respectively.

•

During the year ended December 31, 2009, the Company completed its $5.0 million stock repurchase program that was launched in September 2008.  Upon completion of this program, the Company had repurchased 1,163,800 shares of its common stock at an average discount to its book value of approximately 20%.

Capital Adequacy

At December 31, 2009, the Company’s stockholders’ equity totaled $46.3 million compared to $57.0 million at December 31, 2008.  The decrease was primarily related to a net loss of $7.8 million for the year ended December 31, 2009, and the repurchase of 804,400 shares of common stock for a total cost to the Company of $3.2 million under the Company’s stock repurchase program during the year ended December 31, 2009.  The Company concluded its stock repurchase program during 2009.  Throughout this program, the Company repurchased 1,163,800 shares of common stock, or approximately 10% of the total outstanding common stock, at a discount of approximately 20% to its book value at that time.  At December 31, 2009, the Bank’s total risk-based capital ratio, tier 1 capital ratio, and leverage ratio were 20.79%, 19.53%, and 15.33%, respectively, and were more than double the regulatory requirements for “well-capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

Balance Sheet

Total assets increased 4.9%, or $12.7 million, to $272.1 million at December 31, 2009, from $259.4 million at December 31, 2008. The growth in total assets was primarily due to an increase of $41.7 million in cash and cash equivalents, partially offset by decreases of $7.8 million and $18.5 million in investment securities and loans, net, respectively.  Cash and cash equivalents totaled $45.9 million at December 31, 2009 and $4.2 million at December 31, 2008. The increase in cash and cash equivalents was primarily due to increased liquidity maintained at the current year end.  This liquidity was primarily generated by growth in our deposits and the normal amortization within our loan and investment portfolios.  Investment securities decreased 15.3% or $7.8 million from $50.8 million at December 31, 2008 to $43.1 million at December 31, 2009 primarily due to normal amortization of the portfolio.  Loans, net of the allowance for loan losses and deferred cost/unearned fees, decreased 9.5% or $18.5 million from $194.8 million at December 31, 2008 to $176.3 million at December 31, 2009.  The decrease in the loan portfolio during the current year was primarily the result of loan pay-offs and pay-downs, as well as loan charge-offs.  Loan originations were $119.4 million and $169.0 million during the years ended December 31, 2009 and 2008, respectively.  The decline in loan originations was primarily due to a reduction in customer demand.

Total deposits increased $53.1 million, or 34.4%, from $154.3 million at December 31, 2008 to $207.4 million at December 31, 2009.  The increase in deposits resulted primarily from an increase in non-interest-bearing and interest-bearing demand deposits, as well as an increase in certificates of deposit, partially offset by a decrease in savings and money market deposits.  Non-interest-bearing demand deposits increased $27.5 million, or 68.4%, from $40.3 million at December 31, 2008 to $67.8 million at December 31, 2009.  Interest-bearing demand deposits increased $11.7 million, or 142.5%, from $8.2 million at December 31, 2008 to $19.9 million at December 31, 2009.  Savings and money market deposits decreased $5.9 million, or 11.2%, from $52.1 million at December 31, 2008 to $46.2 million at December 31, 2009.  The increases in non-interest-bearing and interest-bearing demand deposits are primarily attributable to the Company’s continued marketing and sales efforts to expand the Bank’s core deposit franchise.  Certificates of deposits increased $19.7 million, or 36.7%, from $53.7 million at December 31, 2008 to $73.4 million at December 31, 2009. The increase in certificates of deposit was primarily attributable to the Certificate of Deposit Accounts Registry Service (“CDARS”) program, which commenced in January 2009 and an additional $5.0 million in certificates of deposit from the State of California Treasurer’s Office.  At December 31, 2009, the Bank had $12.0 million of CDARS related deposits.

“We remain cautiously optimistic that we will continue to grow our deposit franchise and that this will result in future lending opportunities,” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc.  “We continue to see customer discontent with larger institutional banks and I truly believe that significant business opportunities exist within our market.  Our sales force is focused on cultivating customer relationships through superior customer service and coordinated marketing efforts.”

Credit Quality

Allowance and Provision for Loan Losses

The allowance for loan losses was $5.5 million, or 3.01% of our total loan portfolio, at December 31, 2009 as compared to $5.2 million, or 2.59% of our total loan portfolio, at December 31, 2008.  The change in the allowance for loan losses was due primarily to the provision for loan losses of $6.2 million, less net charge-offs of $5.8 million.  The provision for loan losses was recorded to provide reserves adequate to support the known and inherent risk of loss in the loan portfolio, and for specific reserves required as of December 31, 2009.  The provision for loan losses was $3.8 million and $6.2 million for the quarter and year ended December 31, 2009, respectively, compared to $3.6 million and $4.3 million for the same periods a year ago.

Non-performing Assets

Non-performing loans totaled $9.8 million and $5.7 million at December 31, 2009 and 2008, respectively.  The fluctuation in non-performing loans was primarily caused by gross increases of $4.6 million in commercial loans and $5.2 million in commercial real estate loans, partially offset by charge-offs of $1.5 million and $2.7 million, respectively.   Non-performing loans were further impacted by $1.6 million of charge-offs related to consumer and other loans.  During the year ended December 31, 2009, 86.30% of the loan charge-offs related to five lending relationships. These charge-offs were primarily recorded in connection with a decline in real estate collateral values incurred during the year.  As a percentage of our total loan portfolio, the amount of non-performing loans was 5.40% and 2.85% at December 31, 2009 and 2008, respectively.

“We remain intensely focused on effectively managing through this credit cycle and working closely with our borrowers during this difficult economic environment,” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc.  “We are committed to addressing loan problems directly and expeditiously to allow us to focus on future opportunities as the economy gradually recovers.”

Net Interest Income and Margin

For the quarter and the year ended December 31, 2009, average interest-earning assets were $258.2 million and $252.4 million, respectively, generating net interest income of $2.5 million and $10.4 million, respectively. For the quarter and year ended December 31, 2008, average interest-earning assets were $252.2 million and $241.4 million, respectively, generating net interest income of $2.7 million and $11.2 million, respectively. The growth in average earning assets during the quarter and year ended December 31, 2009 was primarily related to interest-earning deposits at other financial institutions, which was primarily funded by an increase in deposits and borrowings.

The Company’s net interest margin for the quarter ended December 31, 2009 was 3.80% compared to 4.32% for the quarter ended December 31, 2008. The 52 basis point decrease in net interest margin was primarily due to a decrease in yield on earning assets of 93 basis points, partially offset by a decrease of 66 basis points in the rate paid for interest-bearing deposits and borrowings.  The decrease in yield on earning assets was primarily the result of a 35 basis point decrease in loan yield and an increase in the average balance of lower yielding interest-earning deposits at other financial institutions.  The decline in yield earned on our loan portfolio was primarily attributable to the increase in our average non-accrual loans outstanding during the quarter and new loan originations, which were originated at lower current market interest rates.

The Company’s net interest margin was 4.13% and 4.63% for the years ended December 31, 2009 and 2008, respectively.  The 50 basis point decline in net interest margin was primarily due to a decrease in yield on earning assets of 113 basis points, partially offset by a 105 basis point decline in the cost of interest-bearing deposits and borrowings.  The decrease in yield on earning assets was primarily the result of a 118 basis point decrease in the Company’s loan yield and, to a lesser extent, an increase in the average balance of lower yielding interest-earning deposits at other financial institutions.  As discussed above, the decline in yield earned on our loan portfolio was primarily attributable to the increase in our average non-accrual loans outstanding during the year and new loan originations, which were originated at lower current market interest rates.

Non-Interest Income

Non-interest income was $250,000 for the quarter ended December 31, 2009 compared to $252,000 for the quarter ended December 31, 2008.

Non-interest income was $1.0 million for the year ended December 31, 2009 compared to $581,000 for the year ended December 31, 2008.  The increase in non-interest income of $445,000 was primarily due to an increase in loan arrangement fees from $354,000 in 2008 to $734,000 in 2009, and an increase in service charges and other operating income from $177,000 in 2008 to $267,000 in 2009.

Non-Interest Expense

Non-interest expense was $2.4 million for the quarter ended December 31, 2009 compared to $2.7 million for the quarter ended December 31, 2008, representing a decrease of $273,000, or 10.1%.  Non-interest expense was $9.6 million for the year ended December 31, 2009 compared to $10.1 million for the year ended December 31, 2008, representing a decrease of $453,000, or 4.5%.

Compensation and benefits increased $142,000 or 12.5%, to $1.3 million for the quarter ended December 31, 2009 from $1.1 million for the quarter ended December 31, 2008.  Compensation and benefits decreased $498,000, or 8.9%, to $5.1 million for the year ended December 31, 2009 from $5.6 million for the year ended December 31, 2008.

FDIC assessments increased $63,000 to $91,000 for the quarter ended December 31, 2009 compared to $28,000 for the quarter ended December 31, 2008.  The increase was primarily due to an increase in the FDIC assessment rate.  This assessment increased $268,000 to $374,000 for the year ended December 31, 2009 compared to $106,000 for the year ended December 31, 2008.  The increase during the year was primarily due to an increase in the assessment rate, as well as a $99,000 special FDIC assessment that was accrued and paid during the year ended December 31, 2009.

Other operating expense decreased $217,000 to $486,000 for the quarter ended December 31, 2009 compared to $703,000 million for the quarter ended December 31, 2008.  Other operating expense decreased $94,000, or 5.1%, to $1.8 million for the year ended December 31, 2009 compared to $1.9 million for the year ended December 31, 2008.

Income Tax Provision (Benefit)

The income tax provision for the quarter and year ended December 31, 2009 was none and $3.5 million, respectively compared to an income tax benefit of $1.4 million and $1.1 million, respectively for the same periods last year.  At December 31, 2009, the Company had a valuation allowance of $5.3 million against its net deferred tax assets.  This valuation allowance was established based on management’s assessment regarding the near-term likelihood of the Company’s ability to generate sufficient future taxable income to realize the benefits associated with these deferred tax assets.  This non-cash charge did not affect the Company’s cash flows or liquidity and did not have a significant effect on the Bank’s regulatory capital ratios.

Loss before Income Taxes

The Company’s loss before income taxes for the quarter and the year ended December 31, 2009 was $3.5 million and $4.3 million, respectively.  The Company’s loss before income taxes for the quarter and the year ended December 31, 2008 was $3.3 million and $2.6 million, respectively.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly owned subsidiary, 1st Century Bank, N.A., is a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a continuing decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	December 31,	December 31,
Balance Sheet Results:	2009	2008

Total Assets	$272,128	$259,354
Gross Loans	$181,708	$199,983
Allowance for Loan Losses ("ALL")	$5,478	$5,171
ALL to Gross Loans	3.01%	2.59%
Net Charge-Offs to Average Gross Loans	3.22%	0.82%
Non-Performing Assets	$9,810	$5,854
Total Deposits	$207,374	$154,287
Total Stockholders' Equity	$46,320	$57,048
Gross Loans to Deposits	87.62%	129.62%
Equity to Assets	17.02%	22.00%
Ending Shares Outstanding, excluding Treasury Stock	9,219,399	10,009,898
Ending Book Value Per Share	$5.02	$5.70

	Quarters Ended December 31,
Quarterly Operating Results:	2009	2008

Net Interest Income	$2,477	$2,739
Provision for Loan Losses	$3,800	$3,630
Non-Interest Income	$250	$252
Non-Interest Expense	$2,425	$2,698
Loss Before Taxes	$(3,498)	$(3,337)
Income Tax Benefit	$-	$1,403
Net Loss	$(3,498)	$(1,934)
Basic and Diluted Loss per Share	$(0.39)	$(0.19)
Quarterly Return on Average Assets*	-5.15%	-3.00%
Quarterly Return on Average Equity*	-27.89%	-13.22%
Quarterly Net Interest Margin*	3.80%	4.32%

	Years Ended December 31,
Year-To-Date (“YTD”) Operating Results:	2009	2008

Net Interest Income	$10,423	$11,178
Provision for Loan Losses	$6,154	$4,342
Non-Interest Income	$1,026	$581
Non-Interest Expense	$9,606	$10,059
Loss Before Taxes	$(4,311)	$(2,642)
Income Tax Provision (Benefit)	$3,498	$(1,125)
Net Loss	$(7,809)	$(1,517)
Basic and Diluted Loss per Share	$(0.86)	$(0.15)
YTD Return on Average Assets	-3.00%	-0.61%
YTD Return on Average Equity	-14.47%	-2.59%
YTD Net Interest Margin	4.13%	4.63%

Reconciliation of YTD Net Loss to Pre-Tax, Pre-Provision Earnings:

Net Loss	$(7,809)	$(1,517)
Provision for Loan Losses	6,154	4,342
Income Tax Provision (Benefit)	3,498	(1,125)
Pre-Tax, Pre-Provision Earnings	$1,843	$1,700

*Percentages are reported on an annualized basis.